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                                                                    EXHIBIT 23.5

                        CONSENT OF GOLDMAN, SACHS & CO.

February 24, 2000

Board of Directors
Etec Systems, Inc.
26460 Corporate Avenue
Hayward, CA 94545

Re: Registration Statement (File No. 333-96427) of Applied Materials, Inc.

Ladies and Gentlemen:

   Reference is made to our opinion letter dated January 12, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Company Shares"), of Etec Systems, Inc. (the "Company"), of the exchange ratio of 0.649 shares of common stock, par value $0.01 per share, of Applied Materials, Inc. to be received for each Company Share pursuant to the Agreement and Plan of Reorganization, dated as of January 12, 2000, among Applied Materials, Boston Acquisition Sub, Inc., a wholly-owned subsidiary of Applied Materials, and the Company.

   The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

   In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--Opinion from Etec's Financial Advisor", "THE MERGER--Background", "THE MERGER--Etec's Reasons for the Merger" and "THE
MERGER--Opinion of Etec's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.
                                          -------------------------------------
                                          GOLDMAN, SACHS & CO.